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                                                Exhibit 99(i)
                                                Press Release


                                                Joyce M. Joy
                                                Vice President/Marketing
Vernon, CT - December 2, 1998


     PATRICIA A. NOBLET, C.R.S., ELECTED TO BOARD OF DIRECTORS FOR ALLIANCE
                 BANCORP OF NEW ENGLAND, INC. AND TOLLAND BANK.

Patricia A. Noblet, C.R.S., has been elected to the Board of Directors of Tolland Bank. A Certified Residential Specialist with Sentry Real Estate Services in Vernon, Ms. Noblet, fills the unexpired term of Theresa L. Dansky, CPA who resigned on November 19, 1998 for personal reasons.

Joseph H. Rossi, President and CEO said, ?We sincerely appreciate the contributions and expertise Theresa has brought to our Board, and wish her the very best in years to come. Although Theresa?s resignation was accepted with regret, we are very pleased to have someone with Patricia?s expertise, market knowledge and community involvement join us.?

Recognized as Vernon Board ?Realtor of the Year? in 1991, Ms. Noblet is a graduate of the University of Florida and a tenured residential real estate appraiser. She is a member of the National Association of Realtors (N.A.R.), the Connecticut Association of Realtors (C.A.R.), and the Greater Hartford Association of Realtors. She is also a past president of the Greater Vernon Association of Realtors where she served on numerous committees from 1980 - 1994 when the organization joined the Greater Hartford Association of Realtors.

Locally, Ms. Noblet has served as Chairperson of the Vernon Board of Assessment Appeals since 1991, Chairperson of the Board of Finance for the First Congregational Church of Vernon, Republican Registrar of Voters since 1992, and a member of the Vernon Republican Town Committee since 1986. She has also served as a lecturer at Manchester Community-Technical College.

Alliance Bancorp of New England, Inc. (AMEX:ANE) is the holding company for Tolland Bank, a Connecticut-chartered savings bank serving Tolland County and the surrounding communities.